Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of March 1, 2019 (the “Effective Date”), by and between Federal Savings Bank, a federally-chartered savings bank (the “Bank”), and Timothy F. Dargan (the “Executive”). The Bank and the Executive are sometimes collectively referred to herein as the “parties.” Any reference to the “Company” shall mean First Seacoast Bancorp, the proposed federal mid-tier holding company of the Bank, which is in formation. The Company is a signatory to this Agreement solely as provided for in Section 12 of this Agreement.

WITNESSETH

WHEREAS, the Executive is currently employed as Senior Vice President and Senior Commercial Loan Officer of the Bank; and

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided for in this Agreement; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the term of this Agreement, the Executive shall serve as Senior Vice President and Senior Commercial Loan Officer of the Bank. As Senior Vice President and Senior Commercial Loan Officer of the Bank, the Executive shall be responsible for the overall management of the Bank’s commercial lending and commercial business development functions, and shall be responsible for establishing the commercial lending and business development objectives, policies and strategic plan of the Bank, in conjunction with the President and Chief Executive Officer. The Executive also shall be responsible for providing leadership and direction to departments or divisions of the Bank and shall support the executive leadership function of the organization. The Executive also agrees to serve, if elected or appointed, as an officer and/or director of any affiliate of the Bank.

2.	TERM AND DUTIES.

(a) Two-Year Term; Annual Renewal. The term of this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of two (2) years. Commencing on the first anniversary of the Effective Date (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, the term of this Agreement shall renew for an additional year so that the remaining term of this Agreement again becomes two (2) years; provided, however, that in order for the term of this Agreement to renew, the disinterested members of the Board of Directors must take the following actions within the following time frames prior to each Anniversary Date: (i) at least thirty (30) days prior to the Anniversary Date, conduct or review a comprehensive performance evaluation of the Executive for purposes of determining whether to extend the term of this Agreement; and (ii) affirmatively approve the renewal or non-renewal of the term of this Agreement, which decision shall be included in the minutes of the meeting of the Board of Directors. If the decision of the disinterested members of the Board of Directors is to not renew the term of this Agreement, then the Board of Directors shall provide the Executive with a written notice of non-renewal (“Non-Renewal Notice”) prior to the applicable Anniversary Date and the term of this Agreement shall terminate at the end of twelve (12) months following that Anniversary Date (i.e., at the end of the then current term of this Agreement). The failure of the disinterested members of the Board of Directors to take the actions set forth herein before any Anniversary Date will result in the automatic non-renewal of this Agreement, even if the Board of Directors fails to affirmatively issue the Non-Renewal Notice to the Executive. Notwithstanding the foregoing, in the event the Company or the Bank has entered into an agreement to effect a transaction which would be considered a Change in Control, as defined below, then the term of this Agreement shall be extended automatically and shall end twenty-four (24) months following the date on which the Change in Control occurs.

(b) Termination of Employment. Notwithstanding anything contained in this Agreement to the contrary, either the Executive or the Bank may terminate the Executive’s employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement. The Executive may voluntarily terminate employment with the Bank during the term of this Agreement other than for Good Reason upon at least sixty (60) days written notice to the Bank. Upon the Executive’s voluntary termination without Good Reason, the Executive shall have no right to receive any compensation or benefits under this Agreement, other than benefits that have vested prior to the date of termination.

(c) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon terms and conditions as the Bank and the Executive may mutually agree.

(d) Duties; Membership on Other Boards of Directors. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence taken in accordance with the policies of the Bank, the Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank; provided, however, that the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, businesses or civic organizations, which will not present any conflict of interest with the Bank, or materially affect the performance of the Executive’s duties with the Bank. The Executive shall provide the Board of Directors annually with a list of organizations for which the Executive acts as a director or officer.

3.	COMPENSATION, BENEFITS, AND EXPENSE REIMBURSEMENT.

(a) Base Salary. In consideration of the Executive’s performance of the duties set forth in Section 2, the Bank shall provide the Executive the compensation specified in this Agreement. The Bank shall pay the Executive a salary of $172,000 per year (“Base Salary”). The Base Salary shall be payable biweekly, or with such other frequency as officers of the Bank are generally paid. During the term of this Agreement, the Base Salary shall be reviewed at least annually by the Board of Directors or by a committee designated by the Board of Directors, and the Bank may increase, but not decrease (except for a decrease that is generally applicable to all senior management employees) the Executive’s Base Salary. Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement.

(b) Bonus Compensation. The Executive will be eligible for an annual performance-based bonus based on the criteria determined by the Board of Directors and communicated to the Executive in writing. Additionally, the Executive will be eligible for a discretionary bonus in the sole discretion of the Board of Directors or the appropriate committee of the Board of Directors. The Executive shall be entitled to equitable participation in incentive compensation and bonuses in any plan or arrangement of the Bank or the Company in which the Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement or otherwise.

(c) Employee Benefits. The Bank shall provide the Executive with benefits under employee benefit plans, arrangements and perquisites substantially equivalent to those in which the Executive was participating or from which he was deriving a benefit immediately prior to the Effective Date, and the Bank shall not, without the Executive’s prior written consent, make any changes in those plans, arrangements or perquisites that would adversely affect the Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or are otherwise consistent with the terms of the applicable plans and arrangements. Without limiting the generality of the foregoing provisions of this Section 3(c), the Executive will be entitled to participate in and receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank and/or the Company in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of those plans and arrangements.

(d) Paid Time Off. Executive shall be entitled to paid vacation time each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Bank’s personnel policies as in effect from time to time.

(e) Expense Reimbursements. The Bank shall also pay or reimburse the Executive for all reasonable travel, entertainment and other reasonable expenses incurred by the Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in clubs and organizations as the Executive and the Board of Directors shall mutually agree are necessary and appropriate in connection with the performance of his duties, upon presentation to the Bank of an itemized account of the expenses in the form as the Bank may reasonably require, provided that the payment or reimbursement shall be made as soon as practicable and in accordance with the Bank’s policies and procedures, but in no event later than March 15 of the year following the year in which the right to the payment or reimbursement occurred.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 4 shall apply; provided, however, that in the event an Event of Termination occurs in connection with a Change in Control (as provided for in Section 5), Section 5 shall apply with respect to the determination of severance benefits. As used in this Agreement, an “Event of Termination’’ shall mean and include any one or more of the following:

(i) the involuntary termination of the Executive’s employment by the Bank for any reason other than termination governed by Section 6 (due to Disability or death), Section 7 (due to Retirement), or Section 8 (for Cause), provided that the termination of employment constitutes a “Separation from Service” (as defined in Section 4(d)); or

(ii) the Executive’s resignation from the Bank’s employ upon any of the following (unless the condition has been previously consented to by the Executive):

(A) the failure to appoint the Executive to the position(s) set forth in Section 1 or a material change in the Executive’s function, duties, or responsibilities, which would cause the Executive’s position(s) to become of lesser responsibility, importance, or scope from the position(s) and responsibilities, importance or scope described in Section 1 (and any material change shall be deemed a continuing breach of this Agreement by the Bank), unless the Executive has agreed to the change in writing;

(B) a relocation of the Executive’s principal place of employment to a location that is more than fifty (50) miles from the location of the Bank’s principal executive offices as of the Effective Date;

(C) a material reduction in the benefits and perquisites, including Base Salary, provided to the Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank);

(D) a liquidation or dissolution of the Bank; or

(E) a material breach of this Agreement by the Bank.

Upon the occurrence of any event described in this clause (ii), the Executive shall have the right to elect to terminate his employment by resignation for “Good Reason” upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect occurs. In such a case, the termination of employment by the Executive shall constitute an Event of Termination; provided, however, the Bank shall have thirty (30) days to cure the condition giving rise to the right of the Executive to terminate employment (although the Bank may elect to waive said thirty (30) day period). For the avoidance of doubt, the non-renewal of this Agreement under Section 2(a), without the occurrence of one of the events set forth in this clause (ii), prior to the end of the term of this Agreement, shall not be considered an event that would permit the Executive to resign for Good Reason and receive a severance payment pursuant to the terms of this Agreement.

(b) Upon the occurrence of an Event of Termination, the Bank shall pay the Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, the Base Salary and bonuses to which the Executive would have been entitled for the lesser of (i) twelve (12) months or (ii) the remaining unexpired term of the Agreement. For purposes of determining the bonus(es) payable that would have been payable hereunder, the bonus(es) will be deemed to be equal to the average annual bonus paid over the prior three years. The payment shall be made in a lump sum on or before the 30th day following the Executive’s termination of employment, unless the payment is due in connection with a termination program involving more than one employee, in which case the payment shall be due within no more than the 60th day following the Executive’s termination of employment, provided the Executive executes and does not revoke the Release (as described below). The payment of severance will not be reduced in the event the Executive obtains other employment following his termination of employment. Notwithstanding the foregoing, the Executive shall not be entitled to any payment or benefits under this Section 4 unless and until the Executive executes a general release of his claims against the Bank, the Company and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which the Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement (the “Release”), with any such Release to be in a form prepared or approved by the Bank.

(c) Upon the occurrence of an Event of Termination, the Bank shall provide, at the Bank’s expense, until the earlier of for the lesser of (i) the remaining unexpired term of the Agreement or (ii) the time at which the Executive receives coverage under another employer’s plan, nontaxable medical and dental coverage substantially comparable and in accordance with its customary co-pay percentages, as reasonably available, to the coverage maintained by the Bank for the Executive and his dependents prior to the Event of Termination, except to the extent the coverage may be changed in its application to all Bank employees and then the coverage provided to the Executive and his dependents shall be commensurate with the changed coverage. Notwithstanding the foregoing, if applicable law prohibits (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health or life insurance plans, or if providing the benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value (or the remaining value) of the non-taxable medical and dental benefits, with the payment made in a lump sum on or before the 30th day following the Executive’s termination of employment, unless the payment is due in connection with a termination program involving more than one employee, in which case the payment shall be due within no more than the 60th day following the Executive’s termination of employment, or if later, the date on which the Bank determines that the insurance coverage (or the remainder of the insurance coverage) cannot be provided for the foregoing reasons, provided the Executive executes and does not revoke the Release. If providing a lump sum cash payment would result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the cash payment(s) shall be made to the Executive at the time the premiums would otherwise have been paid.

(d) For purposes of this Agreement, a “Separation from Service” shall have occurred if the Bank and the Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed 49% of the average level of bona fide services in the thirty-six (36) months immediately preceding the Event of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If the Executive is a “Specified Employee,” as defined in Code Section 409A, and any payment to be made under sub-paragraph (b) or (c) of this Section 4 is determined to be subject to Code Section 409A without any exception, then, if required by Code Section 409A, the payment or a portion of the payment (to the minimum extent possible) shall be delayed and paid on the first day of the seventh (7th) month following the Executive’s Separation from Service.

5.	CHANGE IN CONTROL.

(a) Any payments made to the Executive pursuant to this Section 5 are in lieu of any payments that may otherwise be owed to the Executive pursuant to Section 4 of this Agreement, such that the Executive shall either receive payments pursuant to Section 4 or pursuant to Section 5, but not pursuant to both provisions.

(b) For purposes of this Agreement, the term “Change in Control” shall mean:

(1)

Merger: The Company or the Bank merges into or consolidates with another entity, or merges another Bank or corporation into the Bank or the Company, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(2)

Acquisition of Significant Share Ownership: A person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s or the Bank’s voting securities; provided, however, this clause (2) shall not apply to beneficial ownership of the Company’s or the Bank’s voting shares held in a fiduciary capacity by an entity of which the Company or the Bank directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

(3)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s board of directors; provided, however, that for purposes of this clause (c), each director who is first elected (or first nominated by the board of directors for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of the period; or

(4)	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred in connection with the Bank’s mutual holding company reorganization and/or minority stock offering. Additionally, a Change in Control shall not be deemed to have occurred in the event of a second-step conversion of the First Seacoast Bancorp, MHC to a stock holding company with a contemporaneous stock offering.

(c) Upon the occurrence of a Change in Control followed by an Event of Termination (as defined in Section 4) during the term of this Agreement, the Executive shall receive as severance pay or liquidated damages, or both, from the Bank (or its successor) an amount equal to two (2) times his “base amount,” as that term is defined for purposes of Code Section 280G. The payment shall be made in a lump sum within ten (10) days of the Executive’s Separation from Service (within the meaning of Code Section 409A) and shall not be reduced in the event the Executive obtains other employment following the Event of Termination.

(d) Upon the occurrence of a Change in Control followed by an Event of Termination (as defined in Section 4), during the Term, the Bank (or its successor) shall provide solely at the Bank’s (or its successor’s) expense, nontaxable medical and dental coverage and life insurance coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for the Executive and his dependents prior to his termination, except to the extent the coverage may be changed in its application to all Bank employees and then the coverage provided to the Executive and his dependents shall be commensurate with the changed coverage. The continued coverage shall cease twenty-four (24) months following the termination of the Executive’s employment. Notwithstanding the foregoing, if applicable law prohibits (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health, dental or life insurance plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the value (or the remaining value) of the non-taxable medical and dental benefits or life insurance coverage, with the payment to be made by lump sum within ten (10) business days of the date of termination, or if later, the date on which the Bank determines that the insurance coverage (or the remainder of the insurance coverage) cannot be provided for the foregoing reasons. If providing a lump sum cash payment would result in a violation of Code Section 409A, then the cash payment(s) shall be made to the Executive at the time the premiums would otherwise have been paid by the Bank.

6.	TERMINATION DUE TO DISABILITY OR DEATH.

(a) Termination of the Executive’s employment due to “Disability” shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months, and as a result, the Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank or the Company; or (ii) the Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 6(b) and (c) shall apply upon the termination of the Executive’s employment due to Disability. Upon the determination that the Executive has suffered a Disability, disability payments hereunder shall commence within thirty (30) days.

(b) The Executive shall be entitled to receive benefits under all short-term or long-term disability plans maintained by the Bank for its employees and/or executive officers, subject to the terms and conditions of the plan and the approval of the claim by the applicable insurance carrier. To the extent the benefits are less than the Base Salary, the Bank shall pay the Executive an amount equal to the difference between the disability plan benefits and the amount of the Base Salary for the longer of one (1) year following the termination of his employment due to Disability or the remaining term of this Agreement, and the amounts will be payable in accordance with the regular payroll practices of the Bank.

(c) The Bank shall cause to be continued non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for the Executive and the Executive’s dependents prior to the termination of his employment due to Disability (in accordance with its customary co-pay percentages), except to the extent the coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated due to Disability. This coverage shall cease upon the earlier of (i) the date the Executive returns to the full-time employment with the Bank or another employer or (ii) twelve (12) months from the date of termination of the Executive’s employment due to Disability. Nothing herein shall be construed to prevent the Executive from continuing the coverage for the remainder of any applicable COBRA period solely at his own expense. If participation by the Executive is not permitted under the terms of an applicable plan (i.e., such as a group life insurance plan), the Bank shall provide the Executive with reimbursement (payable on a monthly basis) of premiums paid by the Executive to obtain similar benefits for the period specified above; provided, however, that the reimbursement shall not exceed the cost of the monthly premiums for active employees.

(d) In the event of Executive’s death during the term of this Agreement, his spouse (or, if he is not married at the time of his death, his estate, legal representatives or named beneficiaries) shall be paid the Base Salary at the rate in effect at the time of the Executive’s death in accordance with the regular payroll practices of the Bank for a period of six (6) months from the date of death. The payments are in addition to any life insurance benefits that Executive’s beneficiaries may be entitled to receive under any employee benefit plan maintained by the Bank for the benefit of the Executive, including, but not limited to, the Bank’s tax-qualified retirement plans. In addition, the Bank shall continue to provide for twelve (12) months after the Executive’s death non-taxable medical, dental and other insurance benefits substantially comparable to the coverage maintained by the Bank for the Executive’s dependents prior to his death (in accordance with the customary co-pay percentages). Nothing herein shall be construed to prevent the Executive’s eligible dependents from continuing the coverage for the remainder of any applicable COBRA period at their own expense.

7.	TERMINATION DUE TO RETIREMENT.

Termination of the Executive’s employment due to “Retirement” shall mean termination of the Executive’s employment at any time after the Executive reaches age 65 or in accordance with any retirement policy established by the Board of Directors with the Executive’s consent as it applies to him. Upon termination of the Executive due to Retirement, no amounts or benefits shall be due the Executive under Section 4, but the Executive shall be entitled to all benefits under any retirement plan of the Bank and any other applicable plans or arrangements to which the Executive is a party or a participant. The Executive shall not be deemed to have terminated his employment due to Retirement in the event his employment is terminated pursuant to Section 5.

8.	TERMINATION FOR CAUSE.

(a) The Bank may terminate the Executive’s employment at any time, but any termination other than termination for “Cause,” as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after a termination for “Cause.” “Cause” as used herein, shall exist when there has been a good faith determination by the Board of Directors that there shall have occurred one or more of the following events with respect to the Executive:

(1)	personal dishonesty in the Executive’s performance of his duties on behalf of the Bank;

(2)	incompetence in the Executive’s performance of his duties on behalf of the Bank;

(3)	willful misconduct that in the judgment of the Board of Directors will likely cause economic damage to the Bank or injury to the business reputation of the Bank or its affiliates;

(4)	breach of fiduciary duty involving personal profit;

(5)	material breach of the Bank’s Code of Ethics or similar employment policies;

(6)	intentional failure to perform stated duties under this Agreement after written notice thereof from the Board of Directors;

(7)

willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank or its affiliates, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

(8)	material breach by the Executive of any provision of this Agreement.

Notwithstanding the foregoing, Cause shall not be deemed to exist unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board of Directors), finding that, in the good faith determination of the Board of Directors, the Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board of Directors is to make a final determination whether Cause exists, if the Board of Directors determines in good faith at a meeting of the Board of Directors, by not less than a majority of its entire membership, that there is probable cause for it to find that the Executive was guilty of conduct constituting Cause, the Board of Directors may suspend, with pay, the Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a subsequent meeting within that time frame at which the Executive shall be given the opportunity to be heard before the Board of Directors. Upon a finding of Cause, the Board of Directors shall deliver to the Executive a Notice of Termination pursuant to Section 10.

(b) For purposes of this Section 8, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is committed, or omitted, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board of Directors or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.

9.	RESIGNATION FROM BOARDS OF DIRECTORS.

In the event of the Executive’s termination of employment due to an Event of Termination or for Cause, the Executive shall have deemed to have resigned as a director of the Bank, the Company, and any affiliate of the Bank or the Company (as applicable), including the First Seacoast Bancorp, MHC, effective immediately. This Section 9 shall constitute a resignation for all such purposes and the Executive agrees that the resignation(s) shall take effect immediately upon the termination of employment without any further action necessary on the part of the Executive, the Bank, the Company or any affiliate of the Bank or the Company.

10.	NOTICE.

(a) Any termination by the Bank for Cause shall be communicated by Notice of Termination to the Executive. If, within thirty (30) days after any Notice of Termination for Cause is given, the Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20. Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying the Executive’s compensation and, to the extent permissible by law, discontinue providing any welfare benefits to the Executive or his dependents until the dispute is finally resolved. If it is determined through arbitration that the Executive is entitled to compensation and benefits under Section 4 or 5, the payment of the compensation and the provision of benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due the Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b) Any other termination by the Bank (i.e., any termination other than one for Cause, which is governed by Section 10(a)) or by the Executive shall also be communicated by a “Notice of Termination” to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving the Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 20. Notwithstanding the pendency of any such dispute with respect to a termination of employment other than in connection with or following a Change in Control, the Bank shall discontinue paying the Executive’s compensation and, to the extent permissible by law, discontinue providing any welfare benefits to the Executive or his dependents until the dispute is finally resolved. If it is determined through arbitration that the Executive is entitled to compensation and benefits under Section 4, the payment of the compensation and the provision of benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due the Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time). With respect to any dispute regarding a termination of employment in connection with or following a Change in Control, the Bank shall continue to pay the Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given; provided, however, that the payments and benefits shall not continue beyond the then remaining unexpired term of the Agreement. If it is determined that the Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to the Executive under this Section 10 shall offset the amount of any severance benefits otherwise due to the Executive under this Agreement.

(c) For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

11.	POST-TERMINATION OBLIGATIONS.

(a) One-Year Non-Solicitation. The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank, he shall not, without the prior written consent of the Bank, either directly or indirectly (i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or the Company, or any of their respective subsidiaries or affiliates, to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company, or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within thirty-five (35) miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office, or (ii) solicit business from any customer of the Bank or their subsidiaries, divert or attempt to divert any business from the Bank or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Bank or any other person or entity associated or doing business with the Bank (or proposing to become associated or to do business with the Bank) to terminate such person’s or entity’s relationship with the Bank (or to refrain from becoming associated with or doing business with the Bank) or in any other manner to interfere with the relationship between the Bank and any such person or entity. Notwithstanding the foregoing, these non-solicitation restrictions shall not apply if the Executive’s employment is terminated in connection with or following a Change in Control.

(b) One-Year Non-Competition. The Executive hereby covenants and agrees that, for a period of one (1) year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than five percent (5%) equity owner or stockholder, partner or trustee of any savings association, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other financial services entity or business that competes with the business of the Bank or its affiliates or has headquarters or offices within thirty-five (35) miles of the locations in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office. Notwithstanding the foregoing, this non-competition restriction shall not apply if the Executive’s employment is terminated in connection with or following a Change in Control.

(c) The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Bank with respect to all Confidential Information. At all times, both during the Executive’s employment with the Bank and after its termination (with or without this Agreement being in effect), the Executive will keep in confidence and trust all Confidential Information, and will not use or disclose any Confidential Information without the written consent of the Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Bank. As used in this Agreement, “Confidential Information” means information belonging to the Bank, the Company or the MHC, which is of value to the Bank, the Company and the MHC in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain not by reason of a breach of this Section 11(c).

(d) The Executive shall, upon reasonable notice, furnish any information and provide assistance to the Bank as may reasonably be required by the Bank, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that the Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

(e) All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section 11 to the extent permitted by law. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section 11, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive without the necessity of posting bond. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for a breach or threatened breach, including the recovery of damages from the Executive.

(f) The provisions of this Section 11 shall survive the termination of this Agreement and/or the expiration of the term of this Agreement.

12.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company may accede to this Agreement but only for the purpose of guaranteeing payment and provision of all amounts and benefits due hereunder to the Executive.

13.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and the Executive. Notwithstanding the foregoing, this Agreement shall not supersede or alter any non-disclosure agreement with the Bank. This Agreement shall also not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that the Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

14.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Bank and the Company and their respective successors and assigns.

15.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No written waiver shall be deemed a continuing waiver unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of the term or condition for the future as to any act other than that specifically waived.

16.	REQUIRED PROVISIONS.

(a) The Bank may terminate the Executive’s employment at any time, but any termination by the Board of Directors other than termination for Cause shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(1) [12 USC §1818(g)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) [12 USC §1813(x)(1)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (collectively, the “Regulator”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Regulator or his or her designee at the time the Regulator or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Regulator to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

17.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, the invalidity shall not affect any other provision of this Agreement or any part of the provision held invalid by any court or arbitrator, and each other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New Hampshire except to the extent superseded by federal law.

20.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect. One arbitrator shall be selected by the Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators selected by the Executive and the Bank are unable to agree within fifteen (15) days upon a third arbitrator, the third arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21.	INSURANCE AND INDEMNIFICATION.

The Executive shall be provided with coverage under a standard directors’ and officers’ liability insurance policy, and shall be indemnified for the term of this Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or any affiliate (whether or not he continues to be a director or officer at the time of incurring the expenses or liabilities), the expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (settlements must be approved by the Board of Directors), provided, however, the Executive shall not be indemnified or reimbursed for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by the Executive. Any indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

22.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Chairman of the Board Federal Savings Bank 633 Central Avenue Dover, NH 03820

To the Executive:	Timothy F. Dargan At the address last appearing on the personnel records of the Bank

IN WITNESS WHEREOF, the Bank and the Company have caused this Agreement to be executed by their duly authorized representatives, and the Executive has signed this Agreement, on the date first above written.

Federal Savings Bank

By:	/s/ Dana C. Lynch
Chairman of the Board

First Seacoast Bancorp

By:	/s/ Dana C. Lynch
Chairman of the Board

Executive

/s/ Timothy F. Dargan
Timothy F. Dargan

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